THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 12.1 OF THE LOAN AGREEMENT REFERRED TO HEREIN.

THIS NOTE IS SECURED PURSUANT TO THE TERMS OF THE LOAN AGREEMENT REFERRED TO HEREIN.

SENIOR SECURED REVOLVING NOTE
DUE OCTOBER 27, 2011

DATED OCTOBER 27, 2009

FOR VALUE RECEIVED, Coachmen Industries, Inc., an Indiana corporation (“Coachmen”), All American Homes, LLC, an Indiana limited liability company, All American Homes of Colorado, LLC, a Colorado limited liability company, All American Homes of Georgia, LLC, a Georgia limited liability company, All American Homes of Indiana, LLC, an Indiana limited liability company, All American Homes of Iowa, LLC, an Iowa limited liability company, All American Homes of North Carolina, LLC, a North Carolina limited liability company, All American Homes of Ohio, LLC, an Ohio limited liability company, All American Building Systems, LLC, an Indiana limited liability company, All American Specialty Vehicles, LLC, an Indiana limited liability company, Coachmen Motor Works, LLC, an Indiana limited liability company, Coachmen Motor Works of Georgia, LLC, a Georgia limited liability company, Consolidated Building Industries, LLC, an Indiana limited liability company, Consolidated Leisure Industries, LLC, an Indiana limited liability company, Coachmen Operations, Inc., an Indiana corporation, Coachmen Properties, Inc., an Indiana corporation, Mod-U-Kraf Homes, LLC, a Virginia limited liability company, and Sustainable Designs, LLC, an Indiana limited liability company (each a “Borrower” and collectively with Coachmen, the “Borrowers”) hereby jointly and severally promise to pay to the order of H.I.G. All American, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”), the principal sum of up to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) as set forth herein.  Terms used herein and not otherwise defined have the meanings set forth in Section 13 hereof.

1.           Principal.  The Borrowers shall pay to the order of the Holder on October 27, 2011 (or, if such day is not a Business Day, on the next succeeding Business Day) (the “Maturity Date”), TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or, if less, the aggregate unpaid principal amount of all funds advanced by the Holder hereunder, together with all accrued and unpaid interest thereon as set forth in Section 2.  The Holder shall maintain a schedule of the date and amount of each loan made hereunder and the date and amount of each payment of principal made by the Borrowers in respect thereof.  Such schedule will be substantially in the form of Annex A hereto, and shall be presumed correct absent manifest error.

2.           Interest.

(a)           Interest Rate.  Interest shall commence accruing on the Closing Date on the outstanding principal balance of this Note at a rate per annum equal to LIBOR, as determined on each LIBOR Determination Date, plus five percent (5%), until the entire principal amount hereof shall have been paid (whether at maturity or at a date fixed for repurchase or by acceleration or declaration or prepayment otherwise).  Interest shall be paid monthly in cash on the first day of each month (or, if such day is not a Business Day, on the next succeeding Business Day), commencing November 1, 2009, in accordance with Section 3.  All interest shall be computed for the actual number of days elapsed on the basis of a 360-day year.

(b)           Maximum Lawful Rate.  Notwithstanding anything to the contrary in this Section 2, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments that are treated as interest under applicable law, as provided for herein or in the Loan Agreement or any other document executed in connection herewith or therewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Borrowers shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.  As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

3.           Payments.  Whenever any payment of cash is to be made by the Borrowers to the Holder, such payment shall be made in U.S. dollars by wire transfer of immediately available to the Holder’s account not later than 12:00 Noon (New York time) on the date due unless such day is not a Business Day, in which case the Borrowers shall make such payment on the next succeeding Business Day, and interest shall accrue on the aggregate amount of such payment until such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount.

4.           Non-Circumvention.  The Borrowers hereby covenant and agree that none of the Borrowers shall, by amendment of its articles of incorporation or articles of formation (as applicable) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and shall at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

5.           Joint and Several Liability.  Each of the Borrowers is jointly and severally liable to pay all obligations owing to the Holder under this Note and the Loan Agreement, and the Holder may seek payment of any obligation due, or exercise any right pursuant to, this Note, the Loan Agreement, or any other Transaction Document (as defined in the Loan Agreement), against any individual Borrower or against any combination of the Borrowers, in its sole discretion.

6.           Transfer.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of Coachmen or any other Borrower, subject only to the provisions of Section 12.1 of the Loan Agreement.  The Borrowers shall comply with the provisions of Section 12.1 of the Loan Agreement regarding the issuance of a new Note or Notes to permitted transferees.

7.           Remedies; Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Loan Agreement and any other Transaction Documents (as defined in the Loan Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrowers to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrowers (or the performance thereof).  The Borrowers acknowledge that a breach by of their obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Borrowers therefore agree that, in the event of any such breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.           Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of Coachmen or other proceedings affecting Coachmen’s creditors’ rights and involving a claim under this Note, then Coachmen shall all pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys fees and disbursements.

9.           Construction; Headings.  This Note shall be deemed to be jointly drafted by Coachmen and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

10.           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.           Waiver of Notice.  To the extent permitted by law, Coachmen hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement.

12.           Governing Law.  This Note shall be construed and enforced in accordance with and governed by the internal laws of the State of Florida, without reference to the choice of law provisions thereof.

13           Certain Definitions.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed, and a day on which the Holder is open for the transaction of business.

(b)           “Closing Date” shall mean October 27, 2009.

(c)           “LIBOR” shall mean the London Interbank Offered Rate for U.S. Dollar deposits in Europe as determined by the LIBOR Determination

(d)           “LIBOR Determination” shall mean, on each LIBOR Determination Date, the rate obtained by the Holder for three-month U.S. Dollar deposits in Europe, which appears on Reuters Screen LIBOR 01 Page (as defined in the International Swaps and Derivatives Association, Inc. 2000 Interest Rate and Currency Exchange Definitions) or such other page as may replace such page, as of 11:00 a.m. (London time) on such LIBOR Determination Date, as reported by Bloomberg Financial Markets Commodities News or any successor service ( “Reuters Service” ), and the rate so obtained shall be LIBOR for such LIBOR Determination Date. If such rate is superseded on Reuters Service by a corrected rate before 12:00 noon (London time) on the same LIBOR Determination Date, the corrected rate as so substituted will be LIBOR for that LIBOR Determination Date.  If, on any LIBOR Determination Date, such rate does not appear on Reuters Service, the Seller shall determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) for three-month U.S. Dollar deposits in Europe (in an amount determined by the Seller) by reference to requests for quotations as of approximately 11:00 a.m. (London time) on the LIBOR Determination Date made by the Holder to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such a quotation, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that at least two leading banks in the City of New York (as selected by the Holder) are quoting on the relevant LIBOR Determination Date for three-month U.S. Dollar deposits in Europe at approximately 11:00 a.m. (London time) (in an amount determined by the Holder). As used herein, “Reference Banks” means four major banks in the London Interbank market selected by the Holder.

(e)           “LIBOR Determination Date” means the second Business Day (provided, that on such day commercial banks are open for business (including dealings in foreign currency deposits) in London (a “LIBOR Banking Day”), and otherwise the next preceding Business Day that is also a LIBOR Banking Day) prior to the end of each three-month period beginning on the Closing Date.

(f)           “Note” shall mean this Senior Secured Revolving Note, and all replacements and renewals hereof and any other notes of like tenor hereafter issued by the Borrowers in substitution or exchange for any thereof.

(g)           “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

(h)           “Loan Agreement” shall mean that certain Loan Agreement, dated October 27, 2009, by and among the Borrowers and the Holder, pursuant to which the Borrowers issued the Note to the Holder.

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MIAMI 841124 v1 (2K)

IN WITNESS WHEREOF, each of the undersigned has caused this Senior Secured Revolving Note to be executed and issued on its behalf by its officer thereunto duly authorized.

HOLDER H.I.G. ALL AMERICAN, LLC By: Title:	BORROWERS COACHMEN INDUSTRIES, INC. By: /s/ Richard M. Lavers Title: President and CEO
ALL AMERICAN HOMES, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF COLORADO, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF GEORGIA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF INDIANA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF IOWA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF NORTH CAROLINA, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF OHIO, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN BUILDING SYSTEMS, LLC By: /s/ James T. Holden Title: Secretary
ALL AMERICAN SPECIALTY VEHICLES, LLC By: /s/ James T. Holden Title: Secretary
COACHMEN MOTOR WORKS, LLC By: /s/ James T. Holden Title: Secretary
COACHMEN MOTOR WORKS OF GEORGIA, LLC By: /s/ James T. Holden Title: Secretary
CONSOLIDATED BUILDING INDUSTRIES, LLC By: /s/ James T. Holden Title: Secretary
CONSOLIDATED LEISURE INDUSTRIES, LLC By: /s/ James T. Holden Title: Secretary
COACHMEN OPERATIONS, INC. By: /s/ James T. Holden Title: Secretary
COACHMEN PROPERTIES, INC. By: /s/ James T. Holden Title: Secretary
MOD-U-KRAF HOMES, LLC By: /s/ James T. Holden Title: Secretary
SUSTAINABLE DESIGNS, LLC By: /s/ James T. Holden Title: Secretary

MIAMI 841124 v1 (2K)